[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.2

Agreement

for

GMP Manufacturing

of

ICT-107

Between

PharmaCell B.V.

and

ImmunoCellular Therapeutics Ltd.

____________________

March 2015

____________________

This Agreement is made on March 13 of 2015 ("Effective Date")

Between:

(1)

PharmaCell B.V., a corporation duly incorporated under the laws of The Netherlands and having its registered office at Oxfordlaan 70, 6201 BH Maastricht, The Netherlands (hereafter referred to as "PharmaCell"); and,

(2)	ImmunoCellular Therapeutics Ltd., having a business address at 23622 Calabasas Road, Suite 300, Calabasas CA 91302, USA (hereafter referred to as “ImmunoCellular”),

(PharmaCell and ImmunoCellular hereinafter individually a “Party” and together the “Parties”)

Purpose and Scope:

(A)

PharmaCell is in the business of providing biotechnology and cell therapy development services including without limitation process development, validation, scale up services, production and product manufacturing services, quality assurance, regulatory support, analytical development, fill and finish services and quality control analysis under cGMP conditions in respect of intermediate and final drug products.

(B)	ImmunoCellular is in the business of discovery, development, manufacturing and/or commercialization of pharmaceutical cell therapy products for human use.

(C)

ImmunoCellular, within the scope of the above mentioned activities, wishes to outsource parts of its production processes with respect to its product ICT-107 for use in human clinical trials. In preparation for the clinical trial(s) ImmunoCellular wishes to engage the services of PharmaCell for a transfer of know-how, technology and experience to PharmaCell’s facilities and for the conduct of a number of production validation runs of the medicinal product ICT-107 (“Inbound Technology Transfer”). Following the Inbound Technology Transfer ImmunoCellular wishes to engage and contract with PharmaCell for cGMP Processing of the Product for clinical trials, testing and Release of batches of the Product in PharmaCell’s cGMP facilities including required batch documentation (“Production” or “cGMP Production”).

(D)

PharmaCell has the capacity within the estimated timelines to produce Product for clinical trials, in the quantities required (in writing) by ImmunoCellular, and to carry out all other aspects of Production, and is willing to provide the Services pursuant to the Project to ImmunoCellular which ImmunoCellular is willing to accept on the terms and conditions set out in this Agreement.

Now in consideration of the foregoing and the covenants and promises contained in this Agreement, it is agreed as follows:

1	Definitions

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

For purposes of this Agreement, the terms defined in this article shall have the respective meanings set forth below:

1.1

“Affiliate” means any person, corporation, partnership, firm, joint venture or other entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, PharmaCell or ImmunoCellular, as the case may be. An entity will be regarded as in control of another entity for purposes of this definition if it owns or controls more than fifty per cent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority) or otherwise possess the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise;

1.2	“Agreement” means this Agreement in its entirety including all Schedules;

1.3

“Applicable Law” means the applicable supranational, national, federal, provincial, state and local including municipal, laws, rules, orders and regulations, including any rules, orders, regulations, guidelines, directives or other requirements of any governmental authority, agency or other Government Competent Authorities having jurisdiction over the activities of the Parties under this Agreement and the Quality Agreement, including without limitation cGMP, and any such laws, rules, orders and regulations, guidelines, directives or other requirements pertaining to environment, health and safety, patient privacy and data protection, and anti-bribery and anti-corruption, in each case that may be in effect from time to time during the Term hereof, and any amendments thereto.

1.4

“Audit” means the attendance by ImmunoCellular and/or its representatives, at PharmaCell's Facility to review, discuss, verify and inspect PharmaCell's Facility, its SOPs and to audit its records (including the right to make copies related to specific audit findings and to make copies of any records or other documents that are owned by ImmunoCellular, all of which shall be uploaded by PharmaCell to a Sharepoint drive that is accessible at all times by ImmunoCellular) and compliance with cGMP, Applicable Law and this Agreement and the Quality Agreement in the performance of the cGMP Services including cGMP Production;

1.5

“Batch” means a defined quantity of Product which has been produced during a defined cycle of manufacture, and which is identified by a unique production number.  “Batch Records” means the document created as and after each Batch is Processed that, when complete and accurate, reflects and incorporates all aspects of the Master Batch Record, and all related documents issued, with respect to such Batch.  “Master Batch Record” or “MBR” means the document containing the formula and complete manufacturing and control instructions reviewed and approved in writing by both Parties’ Quality Assurance.

1.6	"Business Day(s)" means any day which is not a Saturday, a Sunday or a Dutch public holiday and references to any time shall be to Dutch time (GMT+ one hour);

1.7	“Calendar Year” means a period of twelve (12) months commencing on 1 January and ending on 31 December;

1.8

"Certificate of Analysis" means a certificate executed by a Qualified Person confirming that at the time of issue of the certificate the Product has been Processed in accordance with the MBR and meets the Specification.  “Certificate of Compliance” means a certificate executed by a Qualified Person confirming that a Batch has been Processed in

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

accordance with cGMP. The Certificate of Analysis and Certificate of Compliance shall be as set forth in Schedule 4;

1.9

“cGMP" means current Good Manufacturing Practices as promulgated in EU Commission Directive 2003/94/EC (EU GMP Guidelines) and 21 CFR 211 (US/FDA cGMP for Finished Pharmaceuticals), 610 (US/FDA General Biological Products standards), EU Commission Directive 2001/20/EC (Clinical Trials), EU Commission Directive 2004/23/EC (Quality and safety of human tissue and cells), EU Regulation EC 1394/2007 (Advanced Therapy Medicinal Products (ATMP)), EU Directive 2001/83/EC (Medicinal Products for Human Use), and national implementation of the foregoing, and applicable International Conference on Harmonisation guidelines as well as any applicable regulatory guidelines issued by Government Competent Authorities in particular relevant guidance on Good Manufacturing Practices contained in Volume 4 of the Rules Governing Medicinal Products in the European Union and the national implementations of these rules. For the avoidance of doubt, PharmaCell's operational quality standards are defined in internal GMP documents which shall always be consistent and compliant with and adequately reflect current international applicable cGMP guidelines and allow cGMP manufacturing of investigational biopharmaceutical products and products for cellular therapies (ATMP);

1.10

"Confidential Information" means all data, information or material in whatever form that has or could have commercial value or other utility in the business or prospective business of a Party's company or its subsidiaries or Affiliates, whether or not such information is identified as Confidential Information, and any and all copies and derivations thereof and improvements thereon.  Confidential Information of ImmunoCellular includes without limitation, the MBR and Batch Records, the Product, the Process (including Specification and methods including analytical and testing methods), ImmunoCellular Materials, ImmunoCellular Intellectual Property Rights, ImmunoCellular Inventions, Pre-Existing IP of ImmunoCellular and ImmunoCellular Know How.

1.11	"Due Date" shall have the meaning as defined in Section 4.3;

1.12

“Equipment” shall mean any and all of the equipment used in the Processing of the Product, whether such Equipment is the property of PharmaCell or Dedicated Equipment that is the property of ImmunoCellular.

1.13	"Effective Date" shall have the meaning as defined in Section 10.1;

1.14	“Facility” means PharmaCell’s manufacturing facility located at PharmaCell Cell Manufacturing Facility B.V., Urmonderbaan 20b, 6167 RD Geleen, The Netherlands;

1.15

"Government Competent Authorities" means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to manufacture, use, transport (including import and export) or storage of the ImmunoCellular Materials or Product or the provision of the Services in any country;

1.16	"Group" means the relevant party, its subsidiaries, Affiliates, its holding companies and their subsidiaries and Affiliates from time to time;

1.17	"Information" means any and all information of whatever nature and in any form relating to either Party and their business affairs and all such other information relating to their

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

products, plans and technology of whatever nature and application including, without limitation, all information relating to the Process and Product;

1.18	"Inspection” means inspections, audits or visits by Government Competent Authorities;

1.19

"Intellectual Property Rights" means all intellectual property rights, including (without limitation) patents, supplementary protection certificates, utility models, trademarks, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all ideas, discoveries, developments, improvements, enhancements, adaptations, derivations, modifications, refinements, inventions, know-how, trade secrets, techniques and confidential information and other proprietary knowledge and information, and all rights (including enforcement rights) and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any continuations, continuations-in-part, divisionals, renewals, reissues, reexaminations, registrations or extensions;

1.20

"Permitted Recipients" means the directors, officers, employees, contractors (including consultants) or professional advisers of the relevant Party or its Affiliates who are required, on a strict need to know basis, in the course of their duties to receive and consider the Confidential Information for the purpose of enabling the relevant Party to perform its obligations or exercise its rights under this Agreement or the Quality Agreement provided that such persons are under written obligations of confidence no less onerous than those contained herein at Section 8 which are imposed on the Receiving Party;

1.21	"Pre-existing IP " shall have the meaning as defined in Section 9.1;

1.22	“Price” means the price for the Services as defined in Schedule 1 and in Schedule 2;

1.23

“Process” means the method of manufacture, processing, testing and packaging (including labelling) of the Product from the Raw Materials and Release of Product which, pursuant to the Services, is to be produced by PharmaCell for ImmunoCellular under this Agreement;

1.24	“Product” means ImmunoCellular autologous dendritic cell based cancer vaccine known as “ICT-107”;

1.25	“PharmaCell Intellectual Property Rights” means all Intellectual Property Rights owned or Controlled by PharmaCell related to the purpose of this Agreement;

1.26	"PharmaCell Inventions" has the meaning set out in Section 9.3;

1.27

“PharmaCell Know-How” means all technical and non-technical information known by PharmaCell and which at the time of its first disclosure by PharmaCell to ImmunoCellular or is used by PharmaCell in the provision of Services, was neither (i) known to ImmunoCellular as demonstrated by written records existing at the time of such disclosure or (ii) freely available in the public domain;

1.28	“Project” means the Services and deliverables described in the Schedules, the timelines therefor and the fees and costs thereof.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.29

“Project Leader” means the designated representative from each Party who will be responsible for management of the overall Project timelines and deliverables of the Project.  Each Party will designate one person as a Project Leader to the other Party in writing. Each Party shall be entitled to change their respective designated Project Leader at any time and shall promptly give written notice of the change to the other Party including the new contact details of the new representative(s) in any event no less than seven (7) Business Days after the change has been implemented;

1.30

“Qualified Person” means the person (in accordance with Article 48 of Directive 2001/83/EC and with Article 13(2) of Directive 2001/20/EC), qualified to perform batch release of Product from the Facility;

1.31

“Raw Materials” means materials, components and devices received by PharmaCell from ImmunoCellular (including ImmunoCellular Materials) or ImmunoCellular’s suppliers, or purchased directly by PharmaCell from its own qualified suppliers, in each case accompanied by a certificate of analysis, for the purpose of Processing such material into Product. Applicable donor material will be obtained by ImmunoCellular in compliance with EU Commission Directive 2004/23/EC (Quality and safety of human tissue and cells);

1.32	“Regulatory Approval” means any and all permits, approvals, licenses, registrations, or authorizations of any Government Competent Authority necessary for PharmaCell to provide the Services;

1.33

“Release” means when a Qualified Person has completed the review of all necessary testing results and certified that the Batch of Product has been manufactured in accordance with the relevant Specification, cGMP and all other Applicable Law. The Qualified Person shall Release the batch of Product to ImmunoCellular or it designees before or as soon as possible after delivery of the Product to ImmunoCellular or its designees and “Released” shall be construed accordingly;

1.34

“ImmunoCellular Intellectual Property Rights” means all Intellectual Property Rights owned or Controlled by ImmunoCellular that are necessary for the performance of the Services in accordance with this Agreement. "Controlled" with respect to an Intellectual Property Right matter, shall mean the legal authority or right of a Party or its Affiliate to grant a license or sublicense of Intellectual Property Rights to the other Party hereto, or to otherwise disclose proprietary or trade secrets information to the other Party, without breaching the terms of any agreement with a Third Party, or infringing upon the Intellectual Property Rights of a Third Party, or misappropriating the proprietary or trade secret information of a Third Party;

1.35	"ImmunoCellular Inventions" has the meaning set out in Section 9.6;

1.36

“ImmunoCellular Know-How” means all technical and non-technical information provided by or on behalf of ImmunoCellular to PharmaCell that at the time of first disclosure by or on behalf of ImmunoCellular to PharmaCell was neither (i) known to PharmaCell as demonstrated by written records existing at the time of such disclosure nor (ii) freely available in the public domain;

1.37

“ImmunoCellular Materials” means Raw Materials and all materials and equipment provided by ImmunoCellular, its Affiliates, contractors (including vendors and suppliers) or agents to PharmaCell as described in Schedule 3. With respect to biological materials,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

reference to ImmunoCellular Materials shall include any portions, strains progeny and derivatives of such biological materials generated by or on behalf of PharmaCell;

1.38

“Schedule” means the schedule (or schedules as appropriate) to this Agreement which specify the Services, payment terms and other relevant details referred to under this Agreement, any and all of which are incorporated herein by reference and made a part hereof;

1.39

“Services” means any or all parts of the service to be performed under this Agreement in pursuance of the Project including without limitation cGMP Services and cGMP Production as more fully described in Schedule 1 and in Schedule 2 and any supplement to such Services agreed pursuant to Section 3.3;

1.40	“Specification” means the specification of the Product as described in Schedule 4;

1.41

"Stage" means a particular activity or series of activities that constitute a main step in the performance of the Services and which is more clearly identified in Schedule 1 by the breakdown of the Services into separate stages;

1.42	"Steering Committee" means the body organised in accordance with and pursuant to the rules under Section 5 of this Agreement;

1.43

"Inbound Technology Transfer" means the process of making available to PharmaCell all ImmunoCellular Materials, Pre-Existing IP of ImmunoCellular and other resources necessary for PharmaCell to manufacture the Product as described more fully in Section 2.  “Outbound Technology Transfer” means the process of transferring and making available to ImmunoCellular and/or its designees all data, information and resources, including without limitation the Process and PharmaCell Pre-Existing IP, PharmaCell Know How, PharmaCell Intellectual Property Rights, and PharmaCell Inventions, necessary or useful for ImmunoCellular and/or such designee(s) to manufacture the Product, or other products using the Process or improvements to the Process, as described more fully in Section 2.10;

1.44	"Term" shall have the meaning as defined in Section 10.1;

1.45

"Termination" means 'opzegging' under Dutch law; provided, however, that termination shall not give a Party the rights or and remedies related to or arising from dissolution of this Agreement under Dutch law and the Parties expressly exclude such right of dissolution under Dutch law and waive and disavow such rights and remedies.

1.46	"Third Party” shall mean any person or entity, which is not a Party or an Affiliate of any Party to this Agreement;

1.47

"Third Party Contractors" means any Third Party instructed by PharmaCell and pre-approved in writing by ImmunoCellular pursuant to the provisions of Section 2.4 to carry out tests or provide any other services regarding the Process, ImmunoCellular Materials or the Product for the performance of the Services under this Agreement;

1.48	“Third Party Costs” shall have the meaning assigned to such term in Section 4.1.2;

1.49

"Warrant" ('garanderen') means that the warranting party accepts liability towards the other party for the (damage incurred by) the absence of occurrences, acts or facts explicitly warranted in this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2	Provision Of Services

2.1

PharmaCell will perform the Services diligently using its professional skill and care through scientists reasonably skilled in the manufacturing and production of cell culture-based therapeutics and in accordance with professional standards, this Agreement and the Quality Agreement. PharmaCell will use all commercially reasonable efforts to meet the estimated timelines for the Inbound Technology Transfer and pending completion of the Inbound Technology Transfer the required product quality set out in the relevant Schedules for the Services related to the Inbound Technology Transfer. If such timelines or product quality cannot be met PharmaCell will promptly inform ImmunoCellular in writing as soon as possible about the (i) estimated term of the delay and (ii) the reasons for the delay.

If both Parties are of the view that the Inbound Technology Transfer and other agreed activities before start of the clinical trial program have been completed, this will be confirmed in writing. Following such notification, ImmunoCellular shall have the right to conduct a review of PharmaCell’s processes in all aspects in ImmunoCellular’s sole discretion, including without limitation an inspection of PharmaCell’s facilities, provided that Section 5.4 shall apply with respect to the number of employees and/or representatives allowed to access PharmaCell’s premises. PharmaCell shall provide all support reasonably required for ImmunoCellular to perform such review, including without limitation access to its facilities, SOPs and personnel as well as providing copies of relevant documentation.

2.2

Following the successful completion of the Inbound Technology Transfer as provided in Section 2.1, PharmaCell will, at ImmunoCellular’s written request at the times and in the quantities ordered by ImmunoCellular subject to PharmaCell's acceptance thereof (which will not be unreasonably withheld or delayed), manufacture Product for clinical trial(s) for ImmunoCellular in accordance with the Specification, its SOPs, terms and conditions of this Agreement, the Quality Agreement, cGMP and other Applicable Law as well as the stipulations set forth in Schedule 1 and in Schedule 2. If PharmaCell becomes aware that it will not be able to deliver Product in accordance with any such request, PharmaCell will immediately inform ImmunoCellular in writing.

2.3

Where stipulated in this Agreement or in any Schedule, the relevant part of the Services will comply with cGMP. New and/or changing interpretations of any cGMP requirements will be discussed and recorded in writing by the Parties as soon as one or both of the Parties becomes aware of any such new and/or changing interpretation, making whatever modifications to the Services as may be required therewith. PharmaCell is required to ensure that new cGMP requirements are brought to the attention of ImmunoCellular and will outline their impact on the Product manufacturing Process. Any modifications to the Services as may be required therewith will be amendments in terms of Section 2.5.

2.4

In the performance of the Services PharmaCell may subcontract certain part(s) of the Services to Third Party Contractors after having obtained written consent of the ImmunoCellular Project Leader in each individual case, provided that PharmaCell has obliged the Third Party in writing to comply with all obligations under this Agreement which are relevant and appropriate to the Services to be provided by the Third Party Contractor so as to protect ImmunoCellular, and PharmaCell hereby agrees to be fully

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and solely responsible and liable for the acts and omissions, and the performance and non-performance, of such Third Party Contractors however limited to their carrying out (or failure to carry out) of the delegated or subcontracted parts of the Services.  Other than as provided for herein, PharmaCell shall not delegate or subcontract to any third party the performance of the any of the Services hereunder without the prior written consent of ImmunoCellular.

2.5

The Services (including the Price thereof) as described in Schedule 1 and in Schedule 2 may be amended and/or supplemented from time to time if agreed between the Parties in writing in accordance with the provisions of Section 13.1 or if otherwise agreed in writing by the Steering Committee. Any modifications or changes to the Services required as a result of changes to regulatory requirements imposed by Government Competent Authorities will be referred to the Steering Committee for discussion as to how to modify the Services and timelines and if such modifications or changes require additional and unforeseen expenditure by PharmaCell (whether or not unforeseen), PharmaCell shall be fully and solely responsible at its own cost and expense for coming into compliance and making such changes or modifications. If, however, such modifications or changes have been requested in writing by ImmunoCellular, or are solely and specifically pertaining to, and only necessary for, the Product or Services for the Product, then the Parties will in good faith discuss a revision to the Price as a result of PharmaCell coming into compliance as a result of making such changes or modifications. Notwithstanding the foregoing, ImmunoCellular shall not be obligated to pay for any fees or costs that exceed the fees and costs set forth in a Schedule, and PharmaCell shall not be required to perform activities which would result in fees or costs exceeding those set forth in a Schedule, in each case without the prior written agreement of the Parties to amend such Schedule.  If ImmunoCellular wishes to change or add to the scope of Services, PharmaCell shall promptly provide ImmunoCellular with a proposed amendment to the Schedule and the fees and costs for such work.  If ImmunoCellular approves in writing such amended Schedule and the fees and costs associated therewith, PharmaCell shall perform such work in accordance with the amended Schedule and this Agreement and the Quality Agreement.

2.6

ImmunoCellular acknowledges and accepts that development activities may be included in the Services. ImmunoCellular acknowledges and accepts that such development activities are dependent upon living systems and that they may be experimental in nature.  Accordingly, the Parties agree that the timelines and anticipated results expected for such development parts of the Services are estimated only and will be adapted and mutually agreed upon in writing on a regular basis and, provided that PharmaCell has complied with its obligations under Section 2, it will not be in breach for the failure to achieve any target results, milestones or timelines or completing the development parts of such Services. The development parts of the Services are identified as such in Schedule 1 and any future amendments.

2.7

ImmunoCellular acknowledges that PharmaCell has the obligation to maintain its cGMP infrastructure and systems on a regular basis in order to secure continuity of operation for ImmunoCellular and other clients and to maintain its licenses. ImmunoCellular thus acknowledges that PharmaCell may schedule temporary shut-downs of its operation to perform such maintenance. Shut downs may take place from one to maximum two weeks at a time and may be scheduled up to two times a year (once during summer, once most likely during the Christmas period). ImmunoCellular and PharmaCell will schedule their activities taking these maintenance periods into account, and PharmaCell will notify ImmunoCellular in writing at least three (3) months in advance of its intent to schedule a shut down.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.8

Prior to the supply of cGMP Product ImmunoCellular and PharmaCell shall enter into a quality agreement which further details the quality assurance obligations and responsibilities of the Parties with respect to the provision of Services (the “Quality Agreement”). The Quality Agreement shall include terms and conditions that are reasonably customary for agreements of that type taking into account each Party’s obligations under this Agreement and the requirements of Applicable Law.

2.9

Equipment.  A list of Dedicated Equipment owned by ImmunoCellular is set forth in Schedule 3.  If additional Dedicated Equipment is required in order for PharmaCell to perform the Services, such items shall be added to Schedule 3 by mutual written agreement of the Parties and shall be delivered to PharmaCell on an agreed date. Dedicated Equipment shall be used by PharmaCell solely in performance of Services under this Agreement and for no other purpose.  PharmaCell will be solely responsible for the servicing, maintenance and repair of all Dedicated Equipment, and ImmunoCellular will reimburse PharmaCell for its reasonable documented expenses and hours of employees and Third Party Contractors in performing such activities unless the repair of Dedicated Equipment is due to PharmaCell’s misuse, abuse or neglect of the Dedicated Equipment.  The Dedicated Equipment will not be transferred to any other location or Third Party without ImmunoCellular’s prior written consent.  PharmaCell will identify the Dedicated Equipment as being owned by ImmunoCellular, and will keep the Dedicated Equipment free and clear of all claims, demands, security interests, liens and encumbrances and will remove the same at its sole expense.  PharmaCell shall make any filings necessary in The Netherlands to secure and evidence ImmunoCellular’s ownership of the Dedicated Equipment as and when requested by ImmunoCellular.  PharmaCell shall (i) restrict use of the Dedicated Equipment to those of its employees, agents and contractors for whom such use is required in order for it to perform Services under this Agreement, and (ii) deliver the Dedicated Equipment to ImmunoCellular or its designee(s)  on the expiration or termination of this Agreement, or as otherwise requested by ImmunoCellular, and the costs thereof shall be borne by ImmunoCellular (such that ImmunoCellular shall reimburse PharmaCell’s reasonable, documented out of pocket third party expenses), except where the termination is by PharmaCell under Section 10.3 or by ImmunoCellular under Section 10.2.1, in which case the costs and expenses thereof shall be borne by PharmaCell.  PharmaCell is solely responsible at its expense for all other Equipment, non-dedicated capital expenses and Facility improvements in support of the Services and Production hereunder. PharmaCell is also responsible for all installation, qualification and validation activities necessary to operate all other Equipment and Facility improvements in accordance with Applicable Law, and for the costs associated with such activities.

2.10

Outbound Technology Transfer.  In the event of the expiration or any termination of this Agreement for any reason, or if ImmunoCellular decides to establish an additional source of Product or have other products using the Process or improvements to the Process manufactured by a Third Party, then if and as requested by ImmunoCellular in writing, PharmaCell shall cooperate with ImmunoCellular to transfer to ImmunoCellular or its designees the Process including improvements thereto, and all PharmaCell Pre-Existing IP, PharmaCell Know How, PharmaCell Inventions, ImmunoCellular Inventions and PharmaCell Intellectual Property Rights that are necessary or useful for ImmunoCellular or its designees to manufacture or have manufactured the Product or any other products using the Process or improvements to the Process (“Outbound Technology Transfer”).  To facilitate an orderly transfer of the manufacture of the Product to an alternate site in the event any of the circumstances described in this Section 2.10, PharmaCell shall provide

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the alternate site with reasonable assistance in the form of reasonable consulting services and training on the Processing of the Product, to be provided by PharmaCell personnel at the alternate location.  The consulting services provided under this Section 2.10 shall relate to the Processing, quality control, quality assurance, and the CMC (chemistry, manufacturing and control) part of the Product registration process.  Without limiting the foregoing, PharmaCell shall also transfer Dedicated Equipment to such alternate site if requested by ImmunoCellular. In the event the Outbound Technology Transfer is pursuant to ImmunoCellular’s termination of this Agreement under Section 10.2.1, or PharmaCell’s termination of this Agreement under Section 10.3, PharmaCell shall bear its own costs in connection with such Outbound Technology Transfer.  In all other cases, ImmunoCellular shall pay PharmaCell for its time at its then-current hourly rates, and reimburse PharmaCell’s reasonable, documented out of pocket Third Party Costs incurred to carry out the Outbound Technology Transfer. Notwithstanding the foregoing or anything to the contrary herein, if requested by ImmunoCellular in writing, PharmaCell shall continue to manufacture and supply Product until regulatory approval to manufacture Product at an alternate site has been obtained, or twenty four (24) months following any notice of termination, whichever is sooner, unless the Parties agree in writing to a different schedule.  In relation to any Outbound Technology Transfer, if requested in writing by ImmunoCellular, PharmaCell shall transfer any remaining inventory of ImmunoCellular Materials and/or Product to ImmunoCellular or its designees in accordance with ImmunoCellular’s instructions and at ImmunoCellular’s expense.

3	Deliverables

3.1

To enable PharmaCell to start the Services on the Effective Date and to continue and carry out the Services in accordance with this Agreement, including the timelines, ImmunoCellular shall supply to PharmaCell a list of ImmunoCellular Materials, as specified in Schedule 3, to carry out the Services, for use solely by PharmaCell and/or its Third Party Contractors to conduct the Services in accordance with the terms and conditions of this Agreement. Quantities of such ImmunoCellular Materials may, to the extent reasonable, be ordered from ImmunoCellular by PharmaCell during the performance of the Services for use by PharmaCell solely to conduct the Services. Further details such as volumes used, desired safety stock and forecast proceedings may be set forth in the Schedules. For the avoidance of doubt, other materials required to carry out the Services shall be ordered by PharmaCell directly from Third Party suppliers as set forth in the Quality Agreement. PharmaCell shall carry out the incoming inspection and testing of all ImmunoCellular Materials in accordance with cGMP requirements, as set forth in the Quality Agreement, shall promptly notify ImmunoCellular in writing if PharmaCell believes that any such materials are not suitable for use in the Production of Product and ImmunoCellular shall instruct PharmaCell as to what to do with such materials and, in ImmunoCellular’s discretion, ImmunoCellular shall replace or have PharmaCell replace such materials at ImmunoCellular’s expense.  PharmaCell shall be fully responsible for the suitability of, and for any loss or destruction of or damage to, any ImmunoCellular Materials when such materials are in PharmaCell’s or its Third Party Contractors’ possession, control or custody.  At all times, all of the ImmunoCellular Materials are and shall remain the sole and exclusive property of ImmunoCellular, and none of the ImmunoCellular Materials shall be transferred to any other location or third party without ImmunoCellular’s prior written consent.  PharmaCell shall handle and store ImmunoCellular Materials in accordance with their specifications so as to maintain the integrity of such materials and their continued conformance to their specifications.  PharmaCell will keep the materials free and clear of all claims, demands, liens, security

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

interests and encumbrances and will remove the same at its sole expense.  PharmaCell shall not allow any samples of the ImmunoCellular Materials to be used or tested by any party not under its direct supervisory control for any purpose, and shall perform only such tests and analyses as it deems necessary in order to satisfy its obligations under this Agreement and the Quality Agreement.  PharmaCell shall treat such test results as Confidential Information of ImmunoCellular.

3.2

When reasonably required by PharmaCell or where stipulated in any Schedule, ImmunoCellular shall, at its own cost and expense, make available to PharmaCell suitably skilled, educated employees or representatives with knowledge of the Project, Process, Product and ImmunoCellular Materials for the purpose of facilitating and discussing the progress of the Project to enable PharmaCell to perform the Services hereunder. To the extent such employees or representatives have access to PharmaCell’s facilities, ImmunoCellular shall ensure that such employees or representatives will (i) be subject to enforceable obligations of confidentiality preventing them from using any information of PharmaCell of a confidential nature which they acquire during such visit other than as permitted by this Agreement; and (ii) obey the rules at PharmaCell's facility with regard to health and safety, cGMP, customer confidentiality, provided that PharmaCell has provided ImmunoCellular’s employees and representatives the current rules of PharmaCell and with necessary instructions in advance in writing.

3.3

Subject to Section 2.5, ImmunoCellular shall be entitled to request supplements to the Services to the extent not otherwise provided in any Schedule hereto (for example, additional validation work to be performed on existing assays or equipment, additional analytical or process development work, ordering additional batches of ICT-107), provided that additional payment will be made to PharmaCell at PharmaCell’s then-current rates and provided that PharmaCell has the required capacities. Any such request should, if possible, be made four (4) weeks in advance of commencement of the Services, to which PharmaCell will respond within two (2) weeks of such request. Any such request shall be made in writing and approved in writing by the Parties together with the applicable prices and, in relation to a batch of cGMP Product, the delivery date for such batch by the respective Project Leaders of ImmunoCellular and PharmaCell prior to commencement of such additional Services. If after such approval, ImmunoCellular requests an alternative delivery date for cGMP Product, PharmaCell shall use reasonable efforts to deliver the applicable batch of cGMP Product on the date requested by ImmunoCellular. ImmunoCellular shall reimburse all reasonable, documented additional costs caused by its request.

3.4

PharmaCell will package and label the Product and/or any other material which is the result of the performance of the Services in accordance with the Schedules, ImmunoCellular’s instructions and Applicable Law before delivering the Product to ImmunoCellular or its designee. PharmaCell will deliver the Product and/or any other material being a result of the performance of the Services to ImmunoCellular or, at ImmunoCellular's discretion, to one or more Third Parties, both Ex Works the Facility (Incoterms 2010 as supplemented by this Agreement) on the delivery date agreed pursuant to Schedules 1 and 2 in accordance with ImmunoCellular’s instructions. PharmaCell shall store the Product after its Release for a maximum period of three (3) months at no charge, and subsequently in accordance with a separate written storage agreement between the Parties, until ImmunoCellular instructs PharmaCell in writing to ship Product to clinical trial sites, which will then be organised by PharmaCell, however without prejudice to the agreed delivery condition, i.e. following delivery Ex Works the Facility, at ImmunoCellular's cost and risk.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.5

PharmaCell shall prepare shipment only of Product that is Processed in accordance with this Agreement, the Quality Agreement and Applicable Law and meets Specification.  Unless agreed by ImmunoCellular in writing, PharmaCell shall not have any Product shipped prior to its Release and ImmunoCellular’s written authorization.  PharmaCell shall at ImmunoCellular's prior written authorization and instructions, ship Product in accordance with the terms of ImmunoCellular’s Purchase Orders to such locations as requested by ImmunoCellular in writing and at the cost of ImmunoCellular.  ImmunoCellular or its designees may select the freight carrier used by PharmaCell to ship Product and may monitor PharmaCell’s shipping/freight practices as they pertain to this Agreement. The shipping labels for each shipment shall contain information as specified in writing by ImmunoCellular.  PharmaCell shall ensure that shipping documentation complies with all Applicable Law.  In addition, at a minimum, PharmaCell shall electronically send to ImmunoCellular, at least five (5) days prior to each shipment of a Batch of Product, a copy of the Certificate of Analysis, and Certificate of Compliance for that Batch. At the time of delivery to the freight carrier, PharmaCell shall verify that the transport vehicle meets the prescribed Product storage conditions prior to the loading of the Product onto the transport vehicle.

3.6

PharmaCell shall perform quality controls in connection with its manufacturing of the Product in accordance with the quality control and testing procedures specified by ImmunoCellular, the Quality Agreement and Applicable Law. Each Product that is delivered to ImmunoCellular or its designee shall be Released by the Qualified Person of PharmaCell before or as soon as possible after delivery of the Product to ImmunoCellular or its designee, and PharmaCell shall provide ImmunoCellular in writing with a Certificate of Analysis, Certificate of Compliance, copy of the completed Batch Record and QC testing results and such other documents as may be required pursuant to the Quality Agreement.

3.7	In addition to PharmaCell’s other obligations, PharmaCell’s obligations in relation to the apheresis product shall be set forth in the Quality Agreement.

Defective Products

3.8	Non-Conformity of Product

If PharmaCell determines that a Batch of cGMP Product cannot be Released by the Qualified Person of PharmaCell as the Product supplied by PharmaCell does not conform to the Specification and/or such Product is not otherwise in conformity with this Agreement or the Quality Agreement, or if ImmunoCellular identifies a Product not conforming to the Specification or the Batch Records and/or such Product is not otherwise in conformity with this Agreement (including any warranties hereunder) or the Quality Agreement (each a “Defective Product”), then PharmaCell shall promptly give ImmunoCellular notice thereof in writing, or ImmunoCellular shall promptly give PharmaCell notice thereof in writing (as applicable).

Remedies for Defective Product

If PharmaCell manufactures a Defective Product for which the cause is attributable to (“toerekenbaar aan”) PharmaCell, PharmaCell shall, at ImmunoCellular’s option and at PharmaCell’s sole expense, either:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)	As promptly as possible, supply ImmunoCellular with a conforming (quantity of) Product at PharmaCell’s expense; or
(b)

reimburse ImmunoCellular for the Price paid by ImmunoCellular with respect to such Defective Product (if already paid) or, if ImmunoCellular has not already paid, issue a credit note against the appropriate invoice for the relevant Defective Product; and

(c)

in either case, reimburse ImmunoCellular for the costs (including costs of shipment) of any ImmunoCellular Materials used in the Production of Defective Product with a maximum of the total cost of ImmunoCellular Materials as set forth in Schedule 3.

Subject to PharmaCell’s obligations under Section 7.3, the obligations of PharmaCell mentioned in this Section 3.8 constitute PharmaCell's full liability in case of a Defective Product.

4	Price and Payment Terms

4.1	ImmunoCellular shall, pay to PharmaCell on invoice basis the following:

4.1.1	the Price as specified in Schedule 1 or in Schedule 2;

4.1.2

the raw material, logistics, external testing and equipment costs (including a handling charge as set forth in the Schedules, where applicable but excluding any costs for ImmunoCellular Materials supplied by ImmunoCellular) (“Third Party Costs”); and

Value Added Tax, excise duties and similar taxes imposed by or under the authority of any government or public authority on the provision of the Services (other than taxes on PharmaCell's income), if applicable. The payment of Third Party Costs will be subject to the quantity used or ordered on behalf of or for ImmunoCellular and any documented changes in market price during the Term. Third Party Costs will be invoiced monthly as they are incurred by PharmaCell plus an agreed handling charge as specified in the applicable Schedule. If ImmunoCellular does not agree to meet these costs then PharmaCell shall not be liable or in breach of this Agreement for its failure to continue with or perform those parts of the Services dependent, directly or indirectly, on such materials and external resources provided that PharmaCell notifies ImmunoCellular in writing of its decision to discontinue or not perform those parts of the Services.

4.2

All Prices are in Euro and all invoices will be raised in Euro and will be paid in Euro. The Price for the Services shall be as set forth in the Schedules provided that PharmaCell may, from time to time (but not effective before January 1st, 2017) decide to adjust its Prices charged for Services performed under this Agreement. Such Price adjustments shall not exceed the increase in price level index of the CPI (consumer price index, as determined by the Central Bureau for Statistics in The Netherlands on their website www.cbs.nl, table: “Consumentenprijzen”) (the “Index”) since the last Price adjustment. In the event that, instead of making an adjustment in the Price of any part of the Services that is based on the Index, PharmaCell wishes to implement a Price adjustment, for a part of the Services that exceeds the aforementioned Index, which is based on extraordinary increases in direct costs of operations (e.g., labour and/or energy) since the last Price adjustment, such Price adjustment will be communicated in writing to ImmunoCellular three (3) months in advance, including a justification for such Price increase based on such underlying direct cost increases (evidenced by supporting documentation) that affect

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the overall Price of such part of the Services. If ImmunoCellular agrees to a Price adjustment based on such direct cost increases, then the overall Price of the part of the Services affected by such direct cost increases shall be adjusted by a percentage that reflects the percentage increase in the overall Price of the part of the Services affected by such direct cost increases.  If ImmunoCellular does not agree to such Price adjustment, ImmunoCellular shall have the option to terminate the Agreement pursuant to 10.4 starting at the time of the intended Price adjustment; provided, however, that if requested by ImmunoCellular with its notice of termination, PharmaCell shall continue to manufacture and supply Product under the terms of this Agreement and the Quality Agreement for a period of up to six (6) months after the end of the ninety (90) day period provided for in Section 10.4. In any case, Price adjustments (whether based on increases in the Index or increases in direct costs of operations) cannot take place more often than once every twelve (12) months.

4.3

All invoices to be issued by PharmaCell shall be issued according to the payment schedule as described in Schedule 1 and Schedule 2. All invoices issued are net, which ImmunoCellular will pay, if undisputed, within thirty (30) days of receipt of invoice ("Due Date"). In case that PharmaCell has not fulfilled the Services in accordance with this Agreement and the Quality Agreement, including with the professional skill and care, the required product quality and within the estimated timelines as required by the terms set out in this Agreement including its Schedules, ImmunoCellular is entitled pursuant to this Section 4.3 to hold back the respective payments exclusively in such reasonably estimated amounts as related to the disputed activities until determination of any such dispute. Any other right of ImmunoCellular, to suspend, deduct or set-off in the course of payments is excluded. In the event that the estimated timeline has been exceeded, ImmunoCellular shall pay the corresponding amount as soon as the (part of the) Service has been successfully/properly fulfilled.

4.4

In the event that PharmaCell does not receive the full payment on the Due Date, without ImmunoCellular having disputed the related activities, it may, at its discretion, and without prejudice to its other statutory rights and remedies, charge statutory commercial interest (‘wettelijke handelsrente’) as yearly published in the Dutch Bulletin of Acts and Decrees (‘Staatsblad’) on the outstanding amount of the invoice until payment is received in full. Interest shall not accrue until ten (10) days following the forwarding by PharmaCell to ImmunoCellular of written notice of late payment.

4.5

PharmaCell shall maintain and retain records of all fees and other costs (including Third Party Costs) and expenses for which ImmunoCellular is obligated to pay or reimburse PharmaCell hereunder (including without limitation any costs relating to the purchase, maintenance, servicing or repair of any Dedicated Equipment for which ImmunoCellular reimburses PharmaCell, if applicable).  Such records shall be subject to audit by or on behalf of ImmunoCellular during the Term of this Agreement and for a period of three (3) years after its termination or expiration, on reasonable advance notice to PharmaCell and during regular business hours.  If any overpayment by ImmunoCellular is revealed by any such audit, PharmaCell shall promptly refund any overpaid amounts to ImmunoCellular.

5	Project Organisation

5.1	Steering Committee and Representatives

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The Parties shall form the Steering Committee which shall comprise a minimum of two but an equal number of representatives (“Representatives”) from each of PharmaCell and ImmunoCellular and each Party shall notify the other of its elected Representatives. In general, each Representative shall carry an equal vote and proxy votes may be granted by Representatives to their fellow Representative(s) if they are unable to attend meetings. Each Party, irrespective of the number of Representatives attending each relevant meeting, shall have an equal vote.

Each Party shall be entitled to change their respective nominated Representatives at any time and shall promptly give written notice of the change to the other Party including the new contact details of the new Representative(s) in any event no less than seven (7) Business Days after the change has been implemented.

5.2	Function of the Steering Committee

The primary function of the Steering Committee is to ensure the ongoing communication between the Parties and discuss and resolve any operational issues arising under the Project. The Parties agree that their Representatives will endeavour to attend each meeting and both the Representatives and each Party shall discuss events in good faith with the aim of furthering and successfully concluding the Project. In addition to the primary function described above the Steering Committee shall also take on the following responsibilities:

5.2.1	Discuss and seek resolution of issues around management of the Project;
5.2.2	Agree and monitor deadlines and milestones for the Project;
5.2.3	Agree and discuss any changes to the Services.

In case that the Steering Committee is unable to reach an agreement on any issue, the CEO of PharmaCell and the CEO of ImmunoCellular, shall try to solve this issue in good faith by amicable discussion to seek a decision mutually acceptable for both Parties.

Notwithstanding anything to the contrary herein, the Steering Committee shall not have the authority to amend this Agreement or the Quality Agreement.

5.3	Meetings of Steering Committee

The Representatives of the Steering Committee shall meet in person or by telephone as often as required but at least once per calendar quarter with advance written notice of not less than ten (10) Business Days at the request of ImmunoCellular or PharmaCell. The Steering Committee must meet in a setting that allows the committee to make valid and enforceable decisions at least every three (3) months or immediately upon the request of one Party. The Steering Committee shall only be able to make valid and enforceable decisions if no less than two (2) Representatives of each Party are present at and attend the meeting. In the event that either Party does not send at least two Representatives to the meeting of the Steering Committee, the Steering Committee can also make valid and enforceable decisions with the attendance of one Representative of each Party.

5.4	Technical Meetings

Each week during the Term at a fixed date (for example each Monday) or as often as the Parties deem necessary and to be agreed between the Parties or with advance written notice of not less than three (3) Business Days at request of ImmunoCellular or PharmaCell, ImmunoCellular's and PharmaCell's respective employees or Representatives can meet (in person or by telephone) to follow-up with scientific and/or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

technical issues of the Services ("Technical Meetings"). These Technical Meetings can take the form of weekly one-hour conference calls between PharmaCell and ImmunoCellular and will be arranged with the core team to give a short update of the Project, discuss problems and to bring about necessary decisions. The weekly one-hour conference calls with the core team are included in the Price.

In addition to the Technical Meetings and separate from Audits, PharmaCell shall permit ImmunoCellular upon no less than five (5) Business Days' notice and during reasonable times, a maximum of three (3) named qualified employees or representatives of ImmunoCellular (ImmunoCellular shall be responsible for ensuring that each such person adheres to the confidentiality obligations imposed on ImmunoCellular pursuant to Section 8) to enter those areas of PharmaCell's premises concerned with the Services, except for B cleanroom areas, for the sole purpose of observing and inspecting the performance of the Services, SOPs and those records of PharmaCell specific to the Services subject to the employees and representatives obeying and adhering to the rules and regulations in place at PharmaCell concerning health and safety, cGMP and customer confidentiality. PharmaCell shall in advance notify in writing or instruct ImmunoCellular employees and representatives about the current rules and regulations of PharmaCell's facility.

5.5	Exchange of Know-How

Parties will disclose to each other their Pre-Existing IP and their respective know-how (ImmunoCellular Know-How or PharmaCell Know-How, as the case may be) to the extent necessary for the performance of the Services by exchange of documentation and exchange of experience in the Technical Meetings.

5.6	Documentation and reporting

The Project documentation comprises the documents agreed between the Parties in the information exchange phase of the Inbound Technology Transfer. Unless specifically agreed otherwise, all Project documentation will be prepared in the English language and will be solely owned by ImmunoCellular and will be part of the Confidential Information of ImmunoCellular. PharmaCell agrees to provide ImmunoCellular upon request with any documentation relevant to and produced for the Services. All documentation relating to cGMP Services shall comply with the applicable cGMP requirements, the Quality Agreement and all other Applicable Law. A copy of each document finally signed or approved by PharmaCell in relation to the Services shall be sent to ImmunoCellular upon request.

5.7	Audits

The maximum number of Audits by ImmunoCellular (which shall be subject to the inspection terms set out in Section 5.4) shall be limited to one (1) in each Calendar Year, lasting no more than two (2) Business Days for two (2) auditors (and additional subject matter experts may attend but may not ask questions) and, in respect of these Audits, PharmaCell shall not make a charge. An Audit should be arranged on no less than thirty (30) Business Days' advance notice. In addition to the foregoing, ImmunoCellular and/or its representatives shall have the right to perform “For Cause” Audits at any time upon reasonable advance notice and during regular business hours. If a For Cause Audit confirms that PharmaCell did not comply with its obligations under this Agreement or the Quality Agreement or Applicable Law, then the For Cause Audit shall be at no charge to ImmunoCellular. In all other cases, PharmaCell’s standard hourly rates for For Cause Audits apply.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Following any Audits, ImmunoCellular shall discuss its observations and conclusions with PharmaCell and PharmaCell shall at its expense promptly implement those critical corrective actions (i.e. those that are necessary to move forward in order to comply with Applicable Law, cGMP or the Quality Agreement) as may be reasonably determined by ImmunoCellular within thirty (30) days after notification thereof by ImmunoCellular.

5.8	Inspections and Regulatory Support

To the extent that Inspections are required, PharmaCell will give such Government Competent Authorities the possibility to conduct such Inspections under Applicable Law. PharmaCell is entitled to reasonable documented fees and reimbursement of documented costs, on a pass-through basis, in connection with any Inspections, which solely and specifically relate to the manufacture of the Product.

PharmaCell shall notify ImmunoCellular promptly but in any event by telephone within one (1) Business Day, and in writing within three (3) Business Days, after becoming aware of any proposed or unannounced Inspection of the Facility by any Government Competent Authorities, and if such Inspection relates to or could affect the Product, the Process or the provision of Services, shall permit ImmunoCellular or its agents and representatives (with a maximum of three persons) to be present and participate in such Inspection. Within three (3) Business Days of any contact with, or after receipt of any communication from, any Government Competent Authorities relating to or which could affect the Product, the Process, the Services, or any equipment used in connection with the provision of Services, PharmaCell shall forward a copy or description of the same to ImmunoCellular and respond to all inquiries by ImmunoCellular relating thereto. Further, PharmaCell shall consult with ImmunoCellular concerning the response of PharmaCell to each such communication. PharmaCell shall provide ImmunoCellular with a copy of all draft responses for comment as soon as possible and shall consider any of ImmunoCellular’s comments in good faith. PharmaCell shall also provide ImmunoCellular with a copy of all final responses for review and approval, which shall not be unreasonably withheld or delayed, at least two (2) Business Days prior to submission thereof. Following any Inspections, PharmaCell shall at its sole cost and expense, promptly implement those corrective actions as required by any Government Competent Authorities however only insofar as such actions are specifically related to, or the failure to take them could have direct consequences for, the Product, the Process or the Services.

Further, ImmunoCellular will be responsible for application for any and all clinical trial and marketing authorizations from any Government Competent Authorities throughout the world in respect of the Product. PharmaCell shall, subject to the confidentiality obligations herein, provide reasonable assistance in respect of these applications as is customary in respect of a product-specific regulatory approval application, by providing samples and reasonable copies, meaning in principle one (1) set, of data, documentation and information. In complying with ImmunoCellular’s requests PharmaCell will be entitled to its then-current customary fees and reasonable, documented cost reimbursements.

5.9	Records Retention

For the longer of (a)  three (3) years from the date of Product expiry or (b) the time required by all Applicable Law (the “Retention Period”), PharmaCell shall keep and maintain records sufficient to substantiate and verify its duties and obligations relating to Processing in respect of each Batch of Product including Batch Records, records of

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Purchase Orders received, certificates of analysis from vendors for ImmunoCellular Materials, Product Processed, work-in-process, analyses of ImmunoCellular Materials and Product, and retain samples.  PharmaCell shall also retain for the Retention Period any records relating to regulatory compliance, environmental, health or safety and quality assurance and quality control of the Product.  PharmaCell shall make all such records available for inspection and copying by ImmunoCellular and/or its representatives during the Term hereof and the Retention Period thereafter, including during any Audit. At least ninety (90) days before the end of the Retention Period, PharmaCell shall notify ImmunoCellular in writing of its intention to destroy any records so retained and ImmunoCellular shall have to right to take possession of such records at its own expense.

6	Warranties

6.1	ImmunoCellular Warrants to PharmaCell that:
6.1.1

it is legally incorporated and in good standing in its country of incorporation and that it has the right to enter into this Agreement it is solvent and financially in good standing and able to pay its debts when due;

6.1.2

it has the right during the Term to supply PharmaCell with ImmunoCellular Materials and during the Term the right to license and disclose to PharmaCell, to the extent necessary for the performance of the Services by PharmaCell in accordance with this Agreement, the ImmunoCellular Intellectual Property Rights, ImmunoCellular Know-How (including without limitation know-how and confidential information relating to the Process) to PharmaCell;

6.1.3

during the Term, the Raw Material delivered by ImmunoCellular or by a Third Party instructed by ImmunoCellular to the Facility for the performance of the Services, will as of the date of delivery comply with the certificate of analysis delivered with such Raw Material which certificate shall verify the Raw Material to comply with cGMP–requirements and EU Commission Directive 2004/23/EC (Quality and safety of human tissue and cells);

6.1.4

where ImmunoCellular has provided PharmaCell with or directed or stipulated in writing that PharmaCell use the Raw Material, it is lawfully entitled to use the Raw Material for the performance of the Services under this Agreement;

6.1.5

to the best of its knowledge as of the Effective Date, no Intellectual Property Rights of a Third Party are or shall be infringed by the use of (i) ImmunoCellular Know-How (ii) ImmunoCellular Materials supplied by ImmunoCellular and (iii) ImmunoCellular Intellectual Property Rights by PharmaCell in accordance with this Agreement.

6.1.6

it will promptly inform PharmaCell if it receives notice of any claim or potential claim relating to infringement or alleged infringement of any Third Party Intellectual Property Rights by virtue of ImmunoCellular's or PharmaCell's use of the ImmunoCellular Materials, the Process, ImmunoCellular Know-How, Confidential Information of ImmunoCellular or ImmunoCellular Intellectual Property Rights or the manufacture of Product pursuant to the terms of this Agreement;

6.1.7

it does not and will not misuse, sell or unlawfully disclose to a Third Party PharmaCell's Pre-Existing IP or PharmaCell's Intellectual Property Rights, including PharmaCell's Know-How and PharmaCell's Confidential Information, nor assist another to do so;

6.1.8	to the best of its knowledge, the Raw Material and the Process are from a scientific point of view at the Effective Date suitable and adequate for the performance of the Services;
6.1.9	it will only allow Product to be used for application in humans if it has been issued with a Certificate of Analysis; and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.1.10

PharmaCell does not require from ImmunoCellular, for the performance of the Services, any additional ImmunoCellular Intellectual Property Rights other than those provided or licensed by ImmunoCellular to PharmaCell under the terms of this Agreement.

6.2	PharmaCell Warrants to ImmunoCellular that:
6.2.1

it is legally incorporated and in good standing in its country of incorporation and that it has the right to enter into this Agreement it is solvent and financially in good standing and able to pay its debts when due, and it is not aware of any impediment that would inhibit its ability to perform the Services or any of its other obligations hereunder;

6.2.2

to the best of PharmaCell's knowledge, it has at the Effective Date and based on information regarding the Services provided to PharmaCell by ImmunoCellular at the Effective Date, the resources reasonably necessary to perform the Services and will not, subject to ImmunoCellular's compliance under this Agreement, restrict such resources for the Term of this Agreement in such a way that PharmaCell can no longer render the Services within the estimated and/or agreed timelines. To the best of PharmaCell's knowledge from an internal corporate compliance and scientific point of view based on current information available to PharmaCell at the Effective Date, PharmaCell is able to perform the Services;

6.2.3

it has at the time of the conclusion of this Agreement the necessary permits, approvals, consents, licences, authorizations, registrations and permissions for the performance of its obligations under this Agreement, including permits for work in a cGMP environment and will maintain the same during the Term. It has or will establish facilities and technically qualified employees that are required for the performance of the Services;

6.2.4

it is not aware of any Intellectual Property Rights of a Third Party that are or would be infringed or misappropriated by the use of PharmaCell Intellectual Property Rights, PharmaCell Inventions, PharmaCell Pre-Existing IP and PharmaCell Know-How and/or the performance of the Services including the Process;

6.2.5

in respect of its creation of new technology to be developed under this Agreement for the purpose of the Services, it will not intentionally or with an act of gross negligence ('grove schuld') infringe or misuse or misappropriate a Third Party's Intellectual Property Rights in its performance of the Services including the Process;

6.2.6

it does not and will not misuse, sell, license, lease or unlawfully disclose or make available to a Third Party, any Confidential Information of ImmunoCellular, Pre-existing IP of ImmunoCellular, ImmunoCellular Inventions, ImmunoCellular's Intellectual Property Rights, including ImmunoCellular's Know-How, nor assist another to do so.  It shall not transfer, supply or sell to a Third Party in whole or part any of the ImmunoCellular Materials or the Product provided that it may, in accordance with ImmunoCellular's written instructions, transfer Raw Materials to Third Party Contractors (accepted and confirmed in writing by ImmunoCellular) in accordance with the terms of this Agreement;

6.2.7

it will carry out any and all of its obligations under this Agreement and the Quality Agreement including the performance of the Services in accordance with the Applicable Law, including but not limited to mandatory provisions regarding (the processing, storage, transportation, handling, disposal, recycling and use of) waste (hazardous and non-hazardous), the protection of the environment and health and safety of employees, agents and contractors, privacy, labour, tax and competition law.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.2.8

it will promptly inform ImmunoCellular in writing if it receives notice of any claim or potential claim relating to infringement or misappropriation or alleged infringement or misappropriation of any Third Party Intellectual Property Rights or other rights by virtue of its use of Pre-Existing ImmunoCellular IP, ImmunoCellular Know-How, ImmunoCellular Materials, ImmunoCellular Intellectual Property Rights, ImmunoCellular Inventions, Pre-Existing PharmaCell IP, PharmaCell Know-How or PharmaCell Intellectual Property Rights, PharmaCell Inventions  or its performance of the Services including the Process;

6.2.9

Product will: (i) be manufactured in accordance with this Agreement, the Quality Agreement and PharmaCell’s standard operating procedures (SOPs); (ii) meet Specification and cGMP and, at the time of shipment, will conform with the Certificate of Analysis and Certificate of Compliance; (ii) not be adulterated or misbranded within the meaning of the European equivalents of the United States Federal Food, Drug, and Cosmetic Act, as amended (the “Act”) and similar provisions of any Applicable Law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such Applicable Law are constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of the Act be introduced into interstate commerce; and (iii) title to Product will pass to ImmunoCellular or its designee(s) as provided herein free and clear of any claims, demands, security interests, liens or other encumbrances; and

6.2.10

each of its employees, agents and contractors has unconditionally and irrevocably assigned all of his/her right, title, and interest in and to any inventions (and all Intellectual Property Rights therein) to PharmaCell, has agreed to promptly disclose such inventions in writing to PharmaCell, and has entered into other contracts with PharmaCell, including without limitation confidentiality agreements, necessary for PharmaCell to comply with the terms and conditions of this Agreement and the Quality Agreement.

6.3

In consideration of the express Warranties set out above under this Section 6 and without prejudice to each Party’s liability under Section 7, to the maximum extent permitted by Applicable Law (save for those express Warranties set out above), neither Party makes or gives any other express or implied Warranties in relation to its respective obligations, duties or activities owed or performed under this Agreement and hereby excludes all such Warranties.  WITHOUT LIMITING THE FOREGOING, OTHER THAN AS EXPRESSLY PROVIDED FOR IN SECTION 6.1, IMMUNOCELLULAR PROVIDES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR PURPOSE OR USE OR NON-INFRINGEMENT, AND HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES.

6.4

PharmaCell certifies that it is not, and does not use the services of any persons or entities, debarred or threatened with debarment or suspended under 21 U.S.C. § 335a (a) or (b) or foreign equivalents in any capacity associated with or related to the Processing of Product or any other Services or activities under this Agreement.

7	Liability and Indemnifications

Indemnification

7.1	In case that any circumstances arise which give either Party a right to claim indemnification from the other Party pursuant to Section 7.2 or 7.3 below, ImmunoCellular

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and PharmaCell shall in good faith discuss whether the respective situation can be solved.  With respect to infringement of Third Party Intellectual Property Rights in the meaning of Section 7.2.1 or 7.3.1 the respective Indemnitor shall have the right to demand suspension of the infringing activity of the Services in order to solve or minimise the liability of the respective dispute with the Third Party at its own discretion and may explore the possibility of and enter into a license agreement with a Third Party under its own Intellectual Property Rights, or find a means to circumvent the Third Party Intellectual Property Right to overcome the infringement. The right to suspend the infringing activity does include the right to terminate any licenses granted to the other Party under this Agreement to the extent that this specific part of the license infringes the Third Party Intellectual Property Rights. However, the Indemnitor is not permitted to negotiate or conclude any settlement agreements or to acknowledge any claims of the Third Party against the Indemnitee on behalf of the Indemnitee or consent to an adverse judgment or agreement that adversely affects the rights of the Indemnitee under this Agreement without the Indemnitee's prior written consent (such consent not to be unreasonably withheld). However, in case that Indemnitor requests Indemnitee to stop the infringing activities where the indemnity covers losses or damages caused by such cessation but Indemnitee continues to conduct such activities, Indemnitee loses its right to claim indemnification from Indemnitor in respect of those activities from the date of request, provided however, that the direct damages incurred by the Indemnitee as a result of agreeing to Indemnitor’s request to stop the infringing activities are in itself considered damages that are subject to indemnification by the Indemnitor.

7.2

Without prejudice to ImmunoCellular's liability for breaches of its Warranties set forth in Section 6.1 and breaches of its other obligations under this Agreement (in which cases, for the avoidance of doubt, Sections 7.5 to 7.7 will apply), ImmunoCellular shall defend, indemnify and hold harmless PharmaCell, its Affiliates, directors, officers, employees, agents and contractors, licensors and licensees, successors and assigns, and PharmaCell's  Third Party Contractors (“PharmaCell Indemnitees”), against any and all Third Party losses, demands, claims, actions, liabilities, damages, costs and expenses (including but not limited to reasonable court costs, costs of investigation, litigation and settlement and documented and reasonable attorney’s fees and expenses together with any applicable taxes thereon, regardless of outcome) incurred by the PharmaCell Indemnitees to the extent resulting from any of the following:

(i)

a claim brought by a Third Party with respect to any infringement of or alleged infringement of any Third Party Intellectual Property Rights in the performance of the Services by PharmaCell as directed by ImmunoCellular in writing, save to the extent such infringement, alleged infringement, misappropriation or breach of Third Party Intellectual Property Rights is caused or alleged to be caused by PharmaCell's use of PharmaCell Intellectual Property Rights, Pre-Existing IP of PharmaCell, PharmaCell Know-How or PharmaCell Inventions;

(ii)

a claim brought by a Third Party with respect to any product liability claims relating to the Product or ImmunoCellular Materials, any conjugated form or formulation of the same, save to the extent such liability has arisen due to PharmaCell’s or a Third Party Contractor’s negligence, misconduct or breach of or non-compliance with this Agreement or the Quality Agreement or results from Defective Product; or

(iii)

any contamination of PharmaCell's facility or damage to PharmaCell caused by any ImmunoCellular personnel or representative (during a Technical Meeting or an Audit or otherwise) save to the extent that such person was acting in accordance with PharmaCell’s instructions, policies or procedures.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.3

Without prejudice to PharmaCell's  liability for breaches of its Warranties set forth in Section 6.2 and breaches of its other obligations under this Agreement or the Quality Agreement (in which cases, for the avoidance of doubt, Sections 7.5 to 7.7 will apply), PharmaCell shall defend, indemnify and hold harmless ImmunoCellular and its Affiliates and its and their directors, officers, employees, agents and contractors, licensors and licensees, successors and assigns (“ImmunoCellular Indemnitees”), against any and all Third Party losses, demands, claims, actions, liabilities, damages, costs and expenses (including but not limited to reasonable court costs, costs of investigation, litigation and settlement and documented and reasonable attorney’s fees and expenses together with any applicable taxes thereon, regardless of outcome) incurred by the ImmunoCellular Indemnitees to the extent resulting from any of the following:

(i)

a claim brought by a Third Party with respect to any infringement or misappropriation of or alleged infringement or misappropriation of any Third Party Intellectual Property Rights in the performance of the Services by PharmaCell to the extent such infringement, alleged infringement, misappropriation or breach of Third Party Intellectual Property Rights is caused or alleged to be caused by PharmaCell's use of PharmaCell Intellectual Property Rights, Pre-Existing IP of PharmaCell, PharmaCell Know-How or PharmaCell Inventions;

(ii)

a claim brought by a Third Party with respect to any product liability claims relating to the Product or ImmunoCellular Materials, or any conjugated form or formulation of the same, to the extent such liability has arisen due to PharmaCell’s or a Third Party Contractor’s negligence, misconduct or breach of or non-compliance with this Agreement or the Quality Agreement or results from Defective Product; Or,

(iii)	a claim brought by a Third Party with respect to any violation of Applicable Law committed by PharmaCell or a Third Party Contractor in the performance of this Agreement or the Quality Agreement.

Indemnification Procedure

7.4	The party (the "Indemnitee”) that intends to claim indemnification under this Section 7 shall:

7.4.1

promptly, and in any event within ten (10) Business Days of it receiving notice of the claim, demand, threat or action, provide the other Party (the "Indemnitor”) with a copy of such notice which has or has the potential to give rise to the Indemnitee seeking to rely on and claim the benefit of the indemnification together with notification of the Indemnitee's intention to rely on such indemnity, provided however, that failure to give such notice shall not relieve the Indemnitor of its indemnification obligations except and only to the extent such failure actually and materially prejudices the ability of the Indemnitor to defend against such claims;

7.4.2

not prejudice any defence to any claim or attempt to or settle or compromise such claim without the prior written consent of Indemnitor (which consent shall not unreasonably be withheld) otherwise the Indemnitee shall lose its right to claim the indemnity against the Indemnitor with respect to such claim;

7.4.3

subject to its other rights and obligations and compliance with the procedures set out in this Section 7 permit the Indemnitor to have overall control of the conduct of the negotiations and the proceedings including any counterclaim and/or settlement;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.4.4	cooperate as reasonably requested by the Indemnitor, at the Indemnitor's expense, in the conduct of such claim (and any counterclaim) and/or settlement; and
7.4.5	have the right to instruct independent counsel and participate in all proceedings and negotiations whether named or not as a party in the claim or proceedings at its own expense.

Limitation of Liability

7.5

The Parties represent and acknowledge that they have negotiated the terms of this Agreement and have reached agreement on the terms based on their own assessment of their own risks, liabilities and rewards in connection with this Agreement and the Product, in addition to having had the benefit of professional legal advice and, accordingly, the Parties agree that subject to the terms of Section 7.6 and 7.7, and subject to each Party’s obligations to defend, indemnify and hold harmless under Sections 7.2 and 7.3, respectively,  either Party’s aggregate liability to the other for any loss or damage as a result of breach of this Agreement or of any other liability (including but not limited to claims under tort law ('onrechtmatige daad') shall not exceed [ * ].

7.6

Subject to Section 7.7, neither Party shall have any liability to the other Party or its Affiliates or any Third Party, for any loss of profits, loss of use, business, business opportunities or revenue (whether direct or indirect) or indirect, incidental or consequential losses, or for any punitive, special or exemplary damages, other than to the extent such liabilities arise under such Party's obligation of indemnification pursuant to Sections 7.2 and 7.3, respectively, or such Party’s breach of its confidentiality obligations under Section 8, even if a Party knew or should have known of the possibility of such losses or damages.

7.7

Nothing in this Agreement shall purport or attempt or serve to exclude or restrict any liability of either Party for (i) fraud or fraudulent misrepresentation (‘bedrog’), (ii) breach of implied undertakings which cannot be excluded or limited by contract such as, and without limitation, warranties as to title; or (iii) gross negligence or wilful misconduct or deliberate wrongful acts ('grove schuld of opzetttelijk handelen/nalaten') of that Party or its directors, officers, Affiliates, employees and/or sub-contractors.

8	Confidential Information and Data Protection

8.1

The Parties acknowledge that there may be disclosure of each other's Information to the other. Each Party (the “Receiving Party”) shall treat any and all Confidential Information that it receives from the other Party (the “Disclosing Party”) under this Agreement as strictly confidential and shall not disclose the same to any Third Party or use it except in connection with the purpose of performing its obligations or exercising its rights under this Agreement without the prior written consent of the Disclosing Party. Each Party solely owns its Confidential Information.  In consideration of the Disclosing Party making available Confidential Information to the Receiving Party, the Receiving Party undertakes that it shall, and shall procure that each of its Permitted Recipients, shall:

8.1.1	treat and safeguard as private and confidential all the Confidential Information;
8.1.2

use the Confidential Information only for those purposes reasonably required or anticipated under this Agreement and without prejudice to the generality of the foregoing, not use any Confidential Information to obtain any commercial advantage over the Disclosing Party or to use the Confidential Information to compete with Disclosing Party in any way, and shall not use any of the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Disclosing Party’s Confidential Information to apply for, secure or perfect any Intellectual Property Rights;
8.1.3

ensure the proper and secure storage of all Confidential Information applying standards of due care reasonably expected and no less stringent than standards applied to protection of Receiving  Party's own Confidential Information;

8.1.4

not at any time without the Disclosing Party’s prior written consent disclose or reveal, whether directly or indirectly any of the Confidential Information to any person whatsoever save its Permitted Recipients, and then on a limited need to know basis, who shall be informed by it of the confidential nature of the Confidential Information and who shall be subject to and bound by substantially similar written obligations of confidentiality as those provided for in this Agreement, and for whom it hereby accepts full responsibility in the event that any such person shall breach the duty of confidence imposed upon them; and

8.1.5	not at any time have any discussion, correspondence or contact with any Third Party concerning the Confidential Information without the prior written consent of the Disclosing Party.

8.2	The obligations in this Agreement do not apply to Information:
8.2.1	which, at the time of its disclosure by the Disclosing Party, is available to the public;
8.2.2

which becomes generally available to the public after such disclosure otherwise than by reason of a breach of any of the undertakings in this Agreement or any breaches of confidence by the Receiving Party or any Permitted Recipients;

8.2.3	which is, at the time of such first disclosure and as evidenced by the Receiving Party's written records, lawfully already within its possession without any breach of any confidentiality undertaking;
8.2.4

which is provided to a Receiving Party by a Third Party which is lawfully in possession of such Information without any breach of any confidentiality undertakings, as evidenced by Receiving Party’s written records, or

8.2.5	which is developed by or on behalf of the Receiving Party independently of the Disclosing Party’s Confidential Information as evidenced by the Receiving Party's written records.

8.3

A Receiving Party may disclose that portion of the Confidential Information of the Disclosing Party to the extent that the Receiving Party (or any of its Permitted Recipients) is compelled to disclose such Confidential Information by law, rule, regulation, court of competent jurisdiction or by any stock exchange or other regulatory authority having jurisdiction over it or them (but, for the avoidance of doubt, only to that extent); provided that prior to making such compelled disclosure, the Receiving Party notifies the Disclosing Party in advance in writing and gives the Disclosing Party an opportunity to challenge, limit or seek to obtain a protective order and/or confidential treatment of such compelled disclosure.

8.4

Other than the limited and restricted rights of use set out in this Section 8 nothing in this Agreement intends to or has the effect of granting any right, title, licence or interest in or to the Receiving Party in respect of the Disclosing Party's Confidential Information or Intellectual Property Rights – except for the assignment of rights and grants of licenses under Section 9 of this Agreement.

8.5

Except as otherwise provided for in this Agreement or otherwise required by law or administrative authorities, neither ImmunoCellular nor PharmaCell shall disclose any terms or conditions of the Agreement to any Third Party without the prior written consent of the other Party other than, on a strictly need to know basis, for the purpose of obtaining

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

financing or other major corporate transaction, or in the case of ImmunoCellular, in connection with entering into or fulfilling obligations under any licence or agreement relating to the exploitation of Product, to the extent required in connection with such transaction or purpose.  Without limiting the foregoing, upon prior written notice to PharmaCell, ImmunoCellular shall also have the right to disclose Confidential Information of PharmaCell to patent offices in order for ImmunoCellular to exercise its rights under Section 9, and to Government Competent Authorities.

8.6

Upon termination of this Agreement or at the request of the Disclosing Party, each Party shall promptly return to the other, at the other’s request, any and all Confidential Information of the other (including copies of documents, computer records and records on all other media) then in its possession or under its control except where such Confidential Information is covered under surviving assignments and licence rights between the Parties.  Each Party may retain one (1) copy of the other Party’s Confidential Information in a secure location for the sole purposes of legal and regulatory compliance and to monitor its ongoing obligations hereunder.

8.7

PharmaCell shall comply with all applicable data protection and privacy laws when performing its Services under this Agreement. In particular, PharmaCell shall adequately protect any patient data that may become accessible to PharmaCell against disclosure to any Third Party and shall use such data only for the provision of its Services hereunder and for no other purpose. All personal data that is no longer required for PharmaCell’s performance of its obligations under this Agreement shall be deleted or returned to ImmunoCellular, as requested by ImmunoCellular. PharmaCell shall immediately report any violation of data protection or privacy laws identified by PharmaCell to ImmunoCellular.

9	Intellectual Property Rights

9.1

The Parties acknowledge and agree that any Intellectual Property Rights owned by or licensed by a Third Party to either Party and in existence as at the date of this Agreement or before commencement of the Services (whichever is the earlier) shall remain the sole and absolute property of that Party who owned or was licensed to use such rights and that unless otherwise expressly granted herein nothing in this Agreement shall act as any grant of a licence or transfer of such rights to the other Party (hereinafter the               "Pre-Existing IP ").

9.2

In respect of the Pre-Existing IP which may be or is reasonably necessary for the performance of the Services hereunder, and without additional consideration, each Party hereby grants to the other for the Term of this Agreement a non-exclusive, worldwide, revocable, non-transferable, non-assignable (other than as permitted under Section 13.3) non-sublicensable (other than to Third Party Contractors approved in writing by ImmunoCellular for the performance of that specific part of the Services pursuant to Section 2.4, and to licensees of ImmunoCellular), fully  paid up, royalty free licence to use such Intellectual Property Rights solely to the extent the same are required by the other for the performance of the Services or the use of Product as contemplated by this Agreement hereunder and provided that the granting of such licence does not infringe any contractual obligations of the licensor or violates Applicable Law. Except as otherwise expressly provided for in this Agreement, this license shall automatically terminate upon the expiration or termination of this Agreement and all rights shall automatically revert in their entirety to the licensor.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.3

Any Intellectual Property Rights developed solely by PharmaCell in the performance of the Services that solely constitute an improvement of Pre-Existing IP of PharmaCell and that (i) do not involve any use of Pre-Existing IP of ImmunoCellular or ImmunoCellular Know‑How (or other Confidential Information of ImmunoCellular) or ImmunoCellular Intellectual Property Rights and (ii) are not related to the Services, the Process or the Product, (the "PharmaCell Inventions") shall be exclusively owned by PharmaCell.

9.4

Without additional consideration, PharmaCell hereby grants ImmunoCellular a non-exclusive, perpetual, irrevocable, royalty-free, fully paid up, non-transferable, fully sublicensable through multiple tiers, worldwide licence to PharmaCell Intellectual Property Rights, PharmaCell Inventions and to Pre-Existing IP of PharmaCell and PharmaCell Know How, to the extent strictly necessary for the manufacturing, sale, offer for sale, marketing, distribution, import, export and the use of the Product and any product using the Process or any improvement to the Process, and/or the use, practice or exploitation of ImmunoCellular Inventions. For the avoidance of doubt, this license includes without limitation the right of ImmunoCellular to sub-license these rights at any time to Third Parties for the manufacture of the Product or any product using the Process or any improvement to the Process, pursuant to an Outbound Technology Transfer.

9.5

ImmunoCellular grants PharmaCell for the Term of this Agreement a non-exclusive, royalty-free, non-transferable, non-assignable, non-sublicensable (other than to Third Party Contractors approved in writing by ImmunoCellular for the performance of that specific part of the Services pursuant to Section 2.4) and revocable right to the ImmunoCellular-Inventions to the extent reasonably necessary for the performance of the Services in accordance with this Agreement.

9.6

Any Intellectual Property Rights developed solely by PharmaCell or jointly by PharmaCell and others including ImmunoCellular, as a result of the performance of the Services, that involve any use of Pre-Existing IP of ImmunoCellular or ImmunoCellular Know‑How (or other Confidential Information of ImmunoCellular) or ImmunoCellular Intellectual Property Rights or that relate to the Product or the Process (the "ImmunoCellular Inventions") shall be exclusively owned by ImmunoCellular.  PharmaCell shall promptly notify ImmunoCellular in writing of any and all ImmunoCellular Inventions.  Accordingly and without additional consideration, PharmaCell hereby transfers and assigns to ImmunoCellular, PharmaCell’s entire right, title and interest in and to ImmunoCellular Inventions and related Intellectual Property Rights, and shall cause its employees, agents and Third Party Contractors to do the same.

9.7

Each Party may file patent protection on any Intellectual Property Rights it owns or, as set forth above, subsequently owns under this Agreement and the other Party shall promptly upon request co-operate, at the requesting Party's reasonable expense, with any requests to assist or enable the Party's protection including but not limited to signing and delivering documents and other information necessary for the valid assignment, application and prosecution and enforcement of any such patent.

9.8

PharmaCell shall not sell, lease, license, attempt to reverse-engineer, copy, distribute, deconstruct, disassemble, modify, adapt or create derivatives of any ImmunoCellular Materials or the Product, or any Confidential Information of ImmunoCellular, or attempt to determine the structure or composition of any of the foregoing other than as may be required in performing its Services under this Agreement, nor shall it allow any Third Party to do so.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.9

Notwithstanding anything to the contrary under Dutch law, the assignments of rights and grants of licenses by PharmaCell to ImmunoCellular under this section 9 shall not be revoked, rescinded or terminated by operation of law or otherwise and shall survive the expiration or termination of this Agreement for any reason.

9.10

Except to the extent expressly provided for herein, nothing contained in this Agreement shall be construed as a grant of right or of license, whether express or implied, by ImmunoCellular to PharmaCell, with respect to the Product, the Process, ImmunoCellular Materials, ImmunoCellular Inventions or any Confidential Information of ImmunoCellular, or to any patent, copyright, trademark, trade secrets or any other Intellectual Property Rights of ImmunoCellular.

10	Term and Termination, Remedies for Breach

10.1

This Agreement shall commence on and become effective on its signing by both Parties (hereinafter the "Effective Date") provided that it has been lawfully executed by all Parties and will expire when the Services have been completed or this Agreement is terminated in accordance with this Section 10 (the "Term"). In respect of any part(s) of the Services which have been performed before the Effective Date, the Parties agree that the performance of those part(s) shall be deemed to have been performed during the Term and governed by the terms of this Agreement.

Events of Termination

10.2

Notwithstanding Section 10.1, either Party ("Non-Defaulting Party") may terminate this Agreement before expiry of the Term with immediate effect upon written notice to the other Party ("Defaulting Party") if:

10.2.1

the Defaulting Party commits a material breach of its obligations under this Agreement and, if the breach is capable of remedy, fails to remedy it during the period of thirty (30) days starting on the date of receipt of notice from the Non-Defaulting Party identifying the breach and requiring it to be remedied; if in a particular case the Defaulting Party can prove that it reasonably needs more time to remedy a breach, and it is endeavouring in good faith to remedy such breach, then the Parties will in good faith agree on an extension of this thirty (30) day period unless such extension would  harm objective business interests of the Non-Defaulting Party.

10.2.2

the Defaulting Party is deemed unable to pay its debts within the meaning of the relevant Sections of the Dutch Insolvency Act, meaning the other Party receives suspension of payment or, whether voluntarily or involuntarily, is declared bankrupt or if such Party becomes permanently unable to perform its obligations hereunder for reasons other than suspension of payment or bankruptcy, such as, for example, liquidation, dissolution or winding-up.

10.3

Notwithstanding Section 10.1 PharmaCell may terminate (i) the Agreement (or any part) at any Stage during the Services up to but before commencement of the first batch cGMP Product (“Batch I”) as described in Schedule 1 and in Schedule 2 on 90 days' advance written notice subject to the following:

10.3.1

PharmaCell may only invoke termination under this Section 10.3 in respect of those Services or Stages for which notice is served if for unexpected technical or scientific reasons beyond PharmaCell's reasonable control, it:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)

becomes technically or scientifically impossible or unworkable or unfeasible to deliver such Services or Stages based on the current technologies fairly known and available to PharmaCell at the time such obstacles arise. Such assessment, if disputed by ImmunoCellular, will be resolved by the Parties by the appointment of a mutually acceptable independent expert in the field who will be appointed within 30 days of PharmaCell’s notice and will provide a written conclusion, including an action plan for resolving the technical obstacles, within 60 days from the appointment.  If the parties fail to appoint an expert within such period, the parties shall require the CEDR, London to select an expert; or,

(b)

requires the application, purchase or use of technology, skills and/or materials beyond that reasonably contemplated by the Parties at the Effective Date and the application, purchase or use of which will result in a material and adverse change to the financial returns to PharmaCell under this Agreement and ImmunoCellular proves unwilling or unable to compensate PharmaCell fully for such adverse change to the financial returns;

provided that PharmaCell shall notify ImmunoCellular of such circumstances in writing within 10 Business Days of becoming aware of such circumstances.

10.3.2	During the 90 day notice period:
(a)

PharmaCell shall (subject to Section 10.3.3), unless Parties agree otherwise in writing, continue to perform all other Stages of the Services in accordance with this Agreement which are not dependent upon those Stages identified in PharmaCell's notice; and

(b)

the Parties shall in good faith discuss the difficulties and scientific and technical hurdles in an attempt to resolve such problems. If the Parties agree during such discussions that the Services can be delivered then the notice to terminate shall expire and this Agreement (or the part(s) of the Services as the case may be) shall continue in full force and effect. If agreement cannot be reached the Agreement or part(s) of the Services shall terminate on expiry of the 90 days' notice period. If only certain part(s) of the Services have been terminated, ImmunoCellular is entitled to terminate the whole Agreement with immediate effect.

10.3.3

Upon service of the notice PharmaCell shall take all reasonable steps to mitigate and avoid incurring expenses, commitments and costs that it would otherwise seek to recover from ImmunoCellular pursuant to Section 10.3.4 of this Agreement.

10.3.4

In respect of termination under this Section 10.3 ImmunoCellular shall pay PharmaCell in full for all the successfully completed Stages of the Services performed up to the date of termination in accordance with this Agreement and the Quality Agreement, and shall pay a pro rata amount of the Price for those Stages of the Services that have been commenced but not completed at the date of termination.  ImmunoCellular shall also pay PharmaCell all other reasonable documented expenses that have been incurred by or to which PharmaCell is committed in accordance with the Schedules (and which cannot be refunded or used for any other projects or customers) in pursuance of the Services including the cost of commitments made to Third Parties, including Raw Materials, as a result of this Agreement and which have been approved in writing by ImmunoCellular in advance. For the avoidance of doubt, any payments made

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

under this Section 10.3 shall not exceed the total Price of the applicable stage of the Services.

10.4

ImmunoCellular may terminate this Agreement or any Stage of the Services at any time for any reason or no reason before completion of the Services or Stage thereof by giving no less than ninety (90) days advance notice in writing to PharmaCell (thirty (30) days in the event of a clinical hold or other suspension or early termination of a clinical trial on specific instruction of a Government Competent Authority in any case as demonstrated in writing to PharmaCell) detailing which Stage(s) of the Services are to be terminated. In the event ImmunoCellular elects to terminate this Agreement either in whole or a material and significant portion of the Services to be performed under the Agreement in accordance with this Section 10.4 it shall pay to PharmaCell the sums specified pursuant to Section 10.5.

10.5	In the event that this Agreement or any Stage of the Services is terminated, neither Party shall incur any future liability towards the other Party other than:
10.5.1	in respect of any accrued rights and liabilities; and
10.5.2

the payment by ImmunoCellular to PharmaCell of sums due in respect to those Stages that have been successfully completed in accordance with this Agreement and the Quality Agreement, or have been irreversibly committed by ImmunoCellular (i.e. the reservation fees in case these are agreed) in accordance with this Agreement (and its Schedules) at the date of termination and a pro-rata Price for those Stages (fairly determined having regard to man hours, materials, profit element) and further irreversible commitments incurred by PharmaCell which, at the date of termination, have not been completed but have been started per request of ImmunoCellular and are being prepared, started and performed in accordance with this Agreement and the Quality Agreement including all Raw Materials and other non-cancellable external costs incurred by PharmaCell in performance of the Services (and which cannot be refunded or used for any other projects or customers); and,

10.5.3

where ImmunoCellular terminates this Agreement (however: not if ImmunoCellular terminates pursuant to Section 10.2.1 or 10.4 for reason of a clinical hold or other suspension or early termination of a clinical trial on specific instruction of a Government Competent Authority), ImmunoCellular shall pay to PharmaCell, in addition to any other sums payable under this Section 10 due to the termination, an early termination sum in the amount of [ * ] of the price for the remaining Services (i.e. the proportion of the price of the Services related to the Technology Transfer or of other Services, other than those Services set forth in Schedule 2, that have been agreed in writing, and which Services are not being cGMP Production to which the reservation fees in section 10.5.2 apply) to be completed as of the effective date of the termination.

10.6

Termination of this Agreement for whatever reason shall not affect the accrued rights and liabilities of either PharmaCell or ImmunoCellular arising under or out of this Agreement. Upon termination and provided ImmunoCellular has paid all sums according to Section 4, PharmaCell will deliver the Product and/or any material arising out of the performance of the Services and any ImmunoCellular Materials then held by PharmaCell as well as all reports, records, data, information and documentation in connection with such Services to the extent that such material, reports, records, data, information and documentation refer to the Services up to and including the date of termination of this Agreement. All provisions which are expressed to survive this Agreement and the provisions of Sections 2.4, 2.10, 3.8, 5.7, 5.8, 5.9, 6, 7, 8, 9, 10, 12 and 13 shall survive termination or expiry of this Agreement and remain in full force and effect. Termination of

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

this Agreement is not an exclusive remedy and the Parties shall have the rights and remedies available to them in equity and at law.

10.7

Each Party hereby waives its right to rescind (‘vernietigen’) or dissolve (‘ontbinden’) this Agreement in whole or in part, except in the event of fraud (‘bedrog’). The applicability of clauses 6:228 and 6:265 of the Dutch Civil Code is excluded.

11	Force Majeure

11.1

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement or the Services to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the relevant Party in accordance with clause 6:75 of the Dutch Civil Code, including but not limited to earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), terrorist acts, insurrections, riots, civil commotion, acts of God or other acts, omissions or delays in acting by any  administrative authority or other party ("Force Majeure Event").

11.2

The Party affected by the Force Majeure event shall promptly notify in writing the other Party of the Force Majeure Event, which prevents that Party from performing its obligations hereunder. In the event a Force Majeure Event continues for more than thirty (30) days after such notice is served, and it is adversely affecting the performance of this Agreement, then the Party that is not experiencing the Force Majeure Event will have the right, on written notice not to expire before the end of the thirty (30) days period, to terminate this Agreement. In the case of such termination (i) ImmunoCellular will not have a right to reimbursement for any sums paid under this Agreement or any claim for damages as a result of the termination of the Agreement or non-performance of the Services but shall account to PharmaCell for any sums due under this Agreement in respect of Services performed in accordance with this Agreement and the Quality Agreement up to and including the day of the Force Majeure Event and (ii) PharmaCell will not have any right to any claim for damages or losses as a result of the termination of the Agreement or non-performance of the Services.

12	Applicable Law, Jurisdiction and Dispute Resolution

Applicable Law and Jurisdiction

This Agreement, including the construction, validity and performance of this Agreement shall be governed by the laws of the Netherlands, regardless of its or any other jurisdiction’s choice of law principles.

In the event of any controversy or claim arising out of or relating to this Agreement, the Parties shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach an amicable solution satisfactory to both Parties. If they do not reach settlement within a period of 60 days, then either Party may, by notice to the other Party and to the International Centre for Dispute Resolution of the American Arbitration Association ("ICDR"), demand mediation under the International Mediation Procedures of the ICDR. If settlement is not reached within 60 days after service of a written demand for mediation, any unresolved controversy or claim arising out of or related to this Agreement shall be finally settled by binding arbitration in accordance with

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the International Arbitration Rules of the International Centre for Dispute Resolution of the ICDR.

The ICDR shall appoint one arbitrator having knowledge of Dutch law. The arbitrator shall award to the prevailing Party, its reasonable documented fees (including attorneys fees) and costs incurred in connection with the arbitration.  The place of arbitration shall be New York City, New York (USA) and the language shall be English.  A prevailing Party may have the arbitration award enforced in any court of competent jurisdiction.

Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief (including injunctive relief and specific performance) that is necessary to protect the rights or property of that Party (irrespective of whether mediation or arbitration proceedings are pending) without having to prove actual damages or post a bond.

13	Miscellaneous

Amendment and Non-Waiver

13.1

No modification, extension or variation of this Agreement (or any document entered into pursuant to or in connection with this Agreement including any Schedule) shall be valid unless it is in writing (excluding email) and signed by or on behalf of each of the Parties to this Agreement. This is also true for a potential waiver to the requirement of written form. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision.

Insurance

13.2

Each Party undertakes to maintain appropriate levels of insurance in commercially reasonable amounts with financially capable carriers and/or through self-insurance programs as is customary in the pharmaceutical industry for the programs and activities to be conducted by it and/or as a result of the Services and shall maintain adequate levels of insurance to satisfy its respective obligations under this Agreement. Each Party shall provide the other Party with a certificate of insurance upon request and shall notify the other Party in writing no less than thirty (30) days before the cancellation, non-renewal, or material change in its insurance.

Assignment

13.3

PharmaCell may not assign its (or parts of) its rights under this Agreement to any third party without the prior written consent of ImmunoCellular. ImmunoCellular may assign this Agreement to an Affiliate or to a Third Party that acquires all or substantially all of the business or assets to which this Agreement pertains, or to a licensee of the Product, in each case without the consent of PharmaCell; provided, however, that ImmunoCellular demonstrates to PharmaCell’s reasonable satisfaction that a non-Affiliated assignee is not a competitor of PharmaCell, is financially solvent and agrees to assume and be bound by all of ImmunoCellular’s obligations hereunder.

Entire Agreement

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.4

This Agreement, and the Schedules and documents referred to in it and the Quality Agreement executed separately but annexed at the time of completion as Schedule 5, constitutes the entire Agreement and understanding of the Parties and supersedes any previous or contemporaneous agreement between the Parties relating to the subject matter of this Agreement. The Nondisclosure Agreement between the Parties dated [ * ] (the “NDA”) is hereby terminated and superseded by this Agreement and the Confidential Information under the NDA shall be deemed and treated as Confidential Information of ImmunoCellular under this Agreement and subject to and governed by Section 8 hereof. If there is any conflict, overlap or ambiguity between the operative provisions of this Agreement and the Quality Agreement, then the relevant operative provisions of the Quality Agreement shall to the extent relating to regulatory or quality issues prevail to the exclusion of the relevant provisions in this Agreement. If there is any conflict, overlap or ambiguity between the provisions of the body of this Agreement and any of its Schedules, other than the Quality Agreement set forth in Schedule 5, then the relevant provisions of the body of this Agreement shall prevail unless the provision of the Schedule makes an explicit reference to the provision of the body of this Agreement that shall be amended.

Severability

13.5

If any provision of this Agreement shall be found invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect. The Parties agree, in the circumstances referred to in this Section 13.5 to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision.

No Partnership

13.6

Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the Parties or to authorise either party to act as agent for the other, and no party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

Use of Name; Press and News Releases

13.7

Each Party agrees not to use the name, emblem, logo or marks of the other Party to this Agreement in any advertising, press or news release, or other publication or public statement, without the prior written consent of the other Party, except as required by law or regulation. ImmunoCellular will agree to the issuance of a joint press release or a separate press release by PharmaCell related to the Parties business relationship at an appropriate date within three (3) months following the Effective Date, provided ImmunoCellular has reviewed and approved in writing the language and timing of such release.  Following such release, PharmaCell shall have the right to use ImmunoCellular as a reference on its website and other corporate communication materials, provided such communication is consistent with the previously issued press release and such use is approved in writing by ImmunoCellular.

Language

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.8	In the event of an inconsistency between any terms of this Agreement or the Quality Agreement and any translations thereof into another language, the English language meaning shall control.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

THIS AGREEMENT has been executed by or on behalf of the Parties as of the Effective Date

Signed on behalf of PharmaCell B.V. by Name : /s/ Alexander Vos Position : Chief Executive Officer 13 MAR 2015	) ) ) ) ) ) ) ) )
Signed on behalf of ImmunoCellular Therapeutics Ltd. by Name : /s/ Andrew Gengos Position : President & CEO 16 MARCH 2015	) ) ) ) ) ) ) ) )

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 1

to Master Services Agreement

dated March  13, 2015

Project Description and Project Fees

     ––

Technology Transfer and Validation of ICT-107 for ImmunoCellular Therapeutics Ltd.

Project #

Date: March    13, 2015

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 2

to Master Services Agreement

dated March 13, 2015

Project Description and Project Fees

     ––

GMP Manufacturing of ICT-107 for

ImmunoCellular Therapeutics Ltd.

Project #

Rev. March 13, 2015

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.